The Board of Directors
Beckman Instruments, Inc.:

We consent to the use of our report incorporated herein by reference. Our report refers to a change in accounting to adopt the provisions of Financial Accounting Standards Board's
Statement of Financial Accounting Standard No. 112, "'Employers'
Accounting for Postemployment Benefits," in 1994.


                              /s/ KPMG Peat Marwick LLP
                              KPMG Peat Marwick

Orange County, California
January 12, 1998